EXHIBIT 99.1 TO FORM 8-K

SPEEDCOM Stockholders Approve Asset Purchase Agreement

    SARASOTA, Fla.--(BUSINESS WIRE)--Dec. 3, 2003--SPEEDCOM Wireless Corporation (OTCBB:SPWC), a leading fixed wireless broadband solutions provider, today announced that its stockholders voted to adopt and approve an asset purchase agreement, dated June 16, 2003, pursuant to which SPEEDCOM has agreed to sell substantially all of its assets to P-Com, Inc. (OTCBB:PCOM). The asset purchase transaction is expected to close on or around December 10, 2003.
    SPEEDCOM stockholders also approved an amendment to SPEEDCOM's certificate of incorporation to increase SPEEDCOM's authorized common stock from 250,000,000 shares to 500,000,000 shares. Voting stockholders voted in favor of both proposals by more than 85%.
    SPEEDCOM director Michael Sternberg announced his planned board departure, which was made effective upon shareholder approval of the asset purchase transaction. Sternberg was appointed to SPEEDCOM's board in March 2002 and formerly served as interim CEO from June 2002 through June 2003.
    SPEEDCOM will file a copy of this press release and an amended certificate of incorporation with the Securities and Exchange Commission pursuant to Form 8-K, which will be available on the SEC's website at www.sec.gov.

    About SPEEDCOM

    SPEEDCOM Wireless Corporation is a multinational, fixed broadband wireless solutions company based in Sarasota, Florida. The company maintains additional offices in Sao Paulo, Singapore, and Shanghai. SPEEDCOM's Wave Wireless division (http://www.wavewireless.com) is an innovator and manufacturer of a variety of broadband wireless products, including SPEEDLAN 9000 wireless Ethernet routers with 128-bit AES encryption, mesh and star functionality. Enterprises including governments, private organizations, broadband Internet service providers, and telecommunication operators in more than 80 countries use SPEEDCOM's solutions to provide "backbone" and/or "last-mile" wireless connectivity at speeds from 11 Mbps up to 155 Mbps over distances of 25 miles or more. More information is available at http://www.speedcomwireless.com.
    This press release contains forward-looking statements that involve risks and uncertainties. Actual events may differ from forward-looking statements for a number of reasons, including but not limited to, failure of customers to purchase Wave products, as well as other factors discussed from time to time in our SEC filings (available on EDGAR or for free at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimate or projected. All forward-looking statements included in this document are made as of the date hereof, based on information available to SPEEDCOM on the date thereof.

    SPEEDCOM is a registered trademark of SPEEDCOM Wireless
Corporation.

    CONTACT: SPEEDCOM Wireless Corporation, Sarasota
             Gil Sharell, 941-907-2361
             gsharell@speedcomwireless.com